Exhibit 99

Wendy’s International, Inc. reports September sales

Tim Hortons same-store sales increased 7.4% to 7.7% in Canada and 8.1% to 8.4% in the United States

Wendy’s company same-store sales declined 1.4%

Company reiterates 10% to 12% EPS growth goal for 2004

     DUBLIN, Ohio (September 29, 2004) – Wendy’s International, Inc. (NYSE: WEN) today announced preliminary same-store sales for the period 9, which ended on September 26:

AVERAGE	September	September	YTD
SAME-STORE SALES	2004	2003	2004
Wendy’s U.S. Company	-1.4%	3.5%	5.6%
Wendy’s U.S. Franchise	-0.9% to -1.4%	3.5%	3.8% to 3.9%
Tim Hortons Canada	7.4% to 7.7%	6.5%	7.6% to 7.7%
Tim Hortons U.S.	8.1% to 8.4%	6.9%	10.1% to 10.2%

     As announced on September 21, both period-nine and third-quarter sales at Wendy’s® restaurants throughout the Southeast and Gulf Coast have been adversely affected by Hurricanes Charley, Frances and Ivan. In addition to the lost store days, heavier-than-normal rain in the aftermath of the hurricanes – especially in the Southeast and Northeast United States – has resulted in inefficient store operations and reduced customer traffic.

     Hurricane Jeanne affected weekend sales and has resulted in more than 400 lost store days. However, the Company’s estimate for 2004 third quarter earnings per share remains in a range between $0.59 and $0.60.

     “We remain confident in the strength of our core brands,” said Chairman and Chief Executive Officer Jack Schuessler. “Wendy’s same-store sales for the year are up 5.6% and Tim Hortons® continues to exceed our expectations in both Canada and the United States.”

     Tim Hortons promoted in September a new steeped tea, made from a blend of orange pekoe tea leaves, and began a market rollout of a new hot chicken and roasted red pepper sandwich, which represents the brand’s first foray into hot sandwiches.

     Wendy’s national advertising during the month focused on its 99-cent Super Value Menu™, which the brand has offered on an everyday basis for the past 15 years.

Company reiterates 10% to 12% EPS growth goal for 2004

     Management reiterated its 2004 EPS growth goal of $2.25 to $2.30, a 10% to 12% increase over its 2003 earnings of $2.05 per share. As previously stated, this estimate incorporates the following items that will affect earnings in the second half of the year:

•	The Canadian exchange rate in the third and fourth quarters a year ago averaged $1.38 and $1.32, respectively, and benefited 2003 respective third- and fourth-quarter earnings by $0.035 and $0.045 per share. The Company expects the earnings benefit from the exchange rate to be less during the second half of 2004.

•	The Company began expensing restricted stock this year, which is expected to cost $0.01 per share in both the third and fourth quarters of 2004.

•	The Company expects about $500,000 in lease termination costs during the third quarter related to Baja Fresh® Mexican Grill closing five restaurants.

•	Fourth-quarter earnings in 2004 will benefit from a 53rd operating week.

Fall Analyst and Investor Meeting to highlight menu and restaurant innovations

     As previously announced, the Company will host its Fall Analyst and Investor Meeting today and tomorrow in Dublin, Ohio. The meeting will focus on Wendy’s and Tim Hortons’ long-term strategies, highlighting menu and restaurant innovations.

     “Our core brands are industry leaders in new technologies and products,” Schuessler said. “This event will showcase our new restaurant designs and menu items that will continue to differentiate us from the rest of the restaurant industry in the future.

     “For example, we reinvigorated our salad business with the Garden Sensations™ line of entrée salads,” Schuessler continued. “Other restaurant chains have followed our lead, but we’ve continued to exceed customer expectations by introducing three new salads, including two seasonal choices, and we’re raising the bar again by testing fresh fruit options that are convenient, tasty and nutritious.”

     Meeting attendees will sample some of these innovations, including the new Mediterranean chicken salad, with crisp mixed greens, herbed chicken breast fillet, crumbled feta cheese and a red wine vinaigrette dressing. Also being showcased at the meeting will be new entrée sized fresh fruit salads, as well as new grilled chicken on focaccia bread sandwiches. The bread was co-developed by Wendy’s and La Brea bakery, a division of IAWS Group plc, the Company’s joint venture partner in Ireland.

     Meeting participants will also view the par-baking process at Tim Hortons restaurants and sample “Always Fresh” baked goods such as the new toffee-glazed donut, and other items, including cinnamon rolls, maple pecan danish and oven-baked cookies. Other recent introductions from Tim Hortons include the egg salad, BLT and hot chicken sandwiches.

     The Fall Analyst Meeting begins with a welcome reception and dinner at 6:00 p.m. today at the Wendy’s International, Inc. Corporate Headquarters. The meeting will continue the following morning with bus tours of recently remodeled Wendy’s and Tim Hortons restaurants in the Columbus market, followed by management presentations and lunch with executives from the Wendy’s and Tim Hortons brands.

     Management presentations will be webcast on http://www.wendys-invest.com.

Wendy’s International, Inc. overview

     Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,000 total system-wide restaurants and quality brands – Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh Mexican Grill. The Company invested in two additional quality brands during 2002 – Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at http://www.wendys-invest.com.

Cafe Express is a trademark of Cafe Express, LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACT:
John Barker (614-764-3044 or john_barker@wendys.com)
David Poplar (614-764-3547 or david_poplar@wendys.com)

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.